EXHIBIT 99.1

Schmitt Industries, Inc. Announces the Listing of a Portion of Real Estate Holdings

PORTLAND, Ore., Aug. 03, 2016 (GLOBE NEWSWIRE) -- Schmitt Industries, Inc. (NASDAQ:SMIT) (the “Company”) today announced that it has listed for sale one of its parcels of property located at 2765 NW Nicolai in Portland, Oregon.

“We have significant free and clear real estate holdings for a company our size,” commented David M. Hudson, Chief Executive Officer and President of Schmitt Industries. “The Company currently owns and operates from multiple adjacent buildings in Portland, Oregon. Given the demand and valuations that the Portland commercial real estate market is experiencing, we believe it is an appropriate time to explore the sale of some of these assets,” Hudson concluded.

The proposed sale represents just over 10,000 square feet of office and warehouse space, which is approximately 25% of the Company’s total real estate holdings.  As part of a sale, the Company intends to lease back and continue to occupy some or all of the listed property.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer segment and the Measurement segment. For the Balancer segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE: 2765 NW NICOLAI ST.• PORTLAND, OREGON 97210
503/227-7908 • FAX 503/223-1258